SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


Date of report:                 May 18, 1998
                     (Date of earliest event reported)


                         INTELLIGENT CONTROLS, INC.
           (Exact name of registrant as specified in its charter)


             Maine                    1-13628              01-0354107
(State or other jurisdiction of     (Commission         (I.R.S. Employer
 incorporation or organization)       File No.)        Identification No.)


                 74 Industrial Park Road, Saco, Maine 04072
            (Address of principal executive offices) (Zip code)


               Registrant's telephone number:  (207) 283-0156


Item 5.  Other Events.

On May 18, 1998, Intelligent Controls, Inc. ("INCON" or the "Registrant") consummated a settlement agreement pertaining to certain litigation filed against INCON by John D. Knight, a former executive. The tentative terms of such settlement were described in the Quarterly Report on Form 10-QSB for the Registrant's fiscal quarter ended March 28, 1998.

The settlement involved the payment by INCON to Mr. Knight of (i) $40,000 plus (ii) an amount ($607,660) equivalent to repurchase of 248,240 option shares from him at $3.25 per share, minus the exercise price for the underlying options ($1.25 per share for 100,000 shares and $.50 per share for 148,240 shares). The options were granted to Mr. Knight between 1986 and 1989. The repurchase price of $3.25 per share equals the price at which INCON recently repurchased 475,000 shares of stock from other shareholders pursuant to an issuer tender offer that terminated May 1, 1998.

The payment to Mr. Knight was funded from recent sales of 1,638,462 shares of common stock to two investment funds affiliated with Ampersand Ventures, in Wellesley, Massachusetts and 76,923 shares of common stock pursuant to a restricted stock arrangement with INCON's new President and Chief Executive Officer. Both sales occurred at $3.25 per share.

The settlement with Mr. Knight involves no admission of liability by INCON, except that the Registrant has acknowledged that Mr. Knight exercised his incentive stock option for 100,000 shares within three months after termination of his employment. Both parties have executed general releases as part of the terms of settlement.


Item 6.  Financial Statements and Exhibits.

    (c)  Exhibits.

         99.1  Settlement Agreement and Mutual Release, dated May
               13, 1998 and consummated May 18, 1998

         99.2 Press release dated May 21, 1998, regarding settlement of the Knight litigation


                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       INTELLIGENT CONTROLS, INC.

Date: May 22, 1998                     By: /s/ Roger E. Brooks
                                           President and Chief
                                           Executive Officer

                              INDEX TO EXHIBITS

Exhibit
Number      Description
-------     --------------------------------------------

 99.1       Settlement Agreement and Mutual Release, dated May
            13, 1998 and consummated May 18, 1998

 99.2 Press release dated May 21, 1998, regarding settlement of the Knight litigation